Exhibit No. 21

Subsidiaries of Reserve Industries Corporation as of November 30, 1996

 	Name						                                   State of Incorporation
 	Reserve Silica Corporation		                	Washington
  Reserve Minerals Corporation	               	Delaware
  Reserve Abrasives Ltd., Inc.		              	New Mexico
  Reserve Rossborough Ventures Corporation	   	New Mexico
  Reserve Rossborough Corporation	          			New Mexico
  Reserve Trisal, Inc.			                    		New Mexico
  L-Bar Products, Inc.	                    				Washington

                                         						Country of Incorporation

 	Industrial Mineral Products (Phil.) Inc.   		Philippines
  L-Bar Canada Inc.			                       		Canada